Exhibit 10.11

To:	Randall (RJ) Weigel

Date:	May 1, 2009

Subj.:	Promotion to Vice President, Worldwide Sales

This is to confirm your promotion effective May 1, 2009 to Vice President, Worldwide Sales reporting to David Scott, President/CEO.

See the attached Addendum which outlines the job responsibilities of the Vice President of Worldwide Sales.

In this new role your annual base salary will be $240,000.00. In addition to your annual base salary you will be eligible for Commissions in the amount of $180,000.00 based on meeting the objectives as defined in the FY2010 Sales Compensation Plan. You will also be eligible for an MBO Bonus in the amount of $40,000.00 based on achieving established objectives for Gross Margin POR targets.

We will recommend to the Compensation Committee of the Company’s Board of Directors that you receive a grant of (i) options to purchase 165,000 shares of common stock of the Company and (ii) restricted stock units with respect to 10,000 shares of common stock of the Company. Additionally, we will recommend to the Compensation Committee that (a) your grant of options be subject to four-year vesting with 25% of the grant vesting annually on each anniversary of the date of grant, and (b) your grant of restricted stock units be subject to four-year vesting with 100% of the grant vesting on the 4-year anniversary of the date of grant. Both the grant of options and restricted stock units, as well as their respective vesting schedules, will be subject to the approval of the Compensation Committee, and will be priced in accordance with our equity incentive plan and our policies governing grants of stock options and restricted stock units.

As the Vice President of Worldwide Sales you will be eligible, for the “Management Retention Agreement” which specifies the severance benefits upon the Executive’s termination of employment following a Change of Control. The severance benefits indicated in the “Management Retention Agreement” are as follows:

•	A lump-sum cash payment in an amount equal to fifty (50%) percent of the Executive’s Annual Compensation.

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Fifty (50%) percent of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Executive shall be automatically accelerated in full so as to become completely vested.

Randall (RJ), you are a valued member of the team and we look forward to your continuing contributions.

Sincerely,

/s/ JEANNETTE ROBINSON
Jeannette Robinson
VP Human Resources

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I acknowledge that I have received and read this promotion letter. I accept the promotion to Vice President, Worldwide Sales and the terms indicated in this promotion letter.

/s/ RANDALL J WEIGEL	5-1-09
Randall (RJ )Weigel	Date

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ADDENDUM

Job Responsibilities - Vice President, Worldwide Sales

•	Providing domestic and international sales leadership and direction for the sales organization, sales programs, product distribution, channel development and relevant third party relationships.

•	Leading a sales organization to sell enterprise-class storage systems, including hardware, software and services, in multiple configurations.

•	Leading the systems engineering and technical account management function within the company to support the Company’s goals for bookings, revenue and customer satisfaction.

•	Working directly with senior executive team to strategically develop and execute a high growth revenue plan that meets the company’s overall objectives.

•	Responsible for developing and implementing the overall domestic and international sales plan

•	Being the primary revenue producer for the company by developing, qualifying and managing robust pipeline, closing business and developing a reference-able customer base.

•	Overseeing and being accountable for successful implementation within client accounts by providing strong account management.

•	Setting aggressive, though achievable, revenue objectives that factor in market relevance/receptivity, sales cycle times and customer buying patterns.

•	Exceeding set sales goals and championing the hiring of additional sales and systems engineering resources at the right time to capitalize on potential growth.

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Developing and implementing sales processes, programs and operational control to manage the entire sales cycle, from prospecting through contract signing, cash collection and account management/retention.

•	Defining goals and benchmarks for the sales function

•	Developing and being accountable for product and service revenue and configuration forecasting

•	Developing and being accountable for budget control for the Sales function

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Developing short and long term plans with existing and new accounts designed to meet the goals of the customer and 3PAR and to expand sales into other parts of an organization in a long term relationship with the customer

•	Maintaining excellent working relationship with decision-making executives at existing and target customers as well as at 3PAR alliance and channel partners

•	Working closely with internal and external customers and partners to ensure that products are marketable and cost efficient for the end user

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Obtaining information and staying up to date on domestic and international sales opportunities, customer technology requirements, integration needs, service requirements, legal requirements, and competitor’s activities.

•	Providing input on the direction of the market and potential opportunities.

•	Recruiting, organizing and developing the team across all sales functions. Being a role model, mentor and coach. Building the sales and project management skills of subordinates.

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